

Ayako Rokkaku (b. 1982)



Rokkaku is among the hottest Japanese artists of the moment, achieving eight of her top ten auction records in 2022. The Painting was recently on display at KÖNIG GALERIE in Berlin, as part of Rokkaku's first solo exhibition.

INVESTMENT THESIS

Initial Offering Price
$391,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales


$0.6m
$0.4m
$0.2m
18
19
20
21
22

Price Appreciation of Similar Works
53.4%

Sharpe Ratio (2010-2022)	watch video
Ayako Rokkaku	Not enough data
All Art	0.55
S&P 500	0.56

0% Progress

MEMBERS ONLY



Ayako Rokkaku

(b. 1982)

Why we like this offering

1. The Artwork is a prime example of Ayako Rokkaku's whimsical finger-painting style, which blurs the line between abstract and representational painting.
2. Her mature style is characterized by her big-eyed cartoon figures floating in colorful dreamlike landscapes, often engulfed in dense cloud formations.
3. The Artwork uses Ayako Rokkaku's signature finger-painting technique, where she moves her whole body to apply acrylic paint directly onto large-scale canvas with her hands.
4. The Artwork illustrates a little figure's face peaking through a cloud formation in the top third of an abstract celestial landscape painting. The vibrant composition is brought to life with layers of finger-painted clouds in shades of pink, blue, purple, green, and red.
5. Since 2015, Rokkaku's total auction turnover has increased each year-over-year period, and exceeded $32 million in 2022, almost doubling the artist's previous high of approximately $18 million in 2021.
6. The artist's auction records are led by Untitled (2017), which sold for $ 1,154,880 (JPY 160,000,000) at SBI Art Auction Co. Ltd on July 16, 2022, Untitled (2021), which sold for $ 1,310,853 (HKD 10,290,000) at Christie's Hong Kong on May 26, 2022, and Untitled (2019), which sold for $ 1,033,761 (HKD 8,115,000) at Philips Hong Kong on June 22, 2022. Auction records for artworks similar in size and style are led by Untitled (2019), which sold for $748,477 at SBI Art Auction Co, Ltd on January 29, 2022, Untitled (2020), which sold for $579,087 at K-Auction on April 27, 2022, and Untitled (2019), which sold for $506,570 at SBI Art Auction Co, Ltd on September 17, 2022.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$19,336,212	59	$1,062,566


Average Prices
172.1K
129.1K
86.1K
43K
11 12 13 14 15 16 17 18 19 20 21 22


Turnover by Year
19.3M
14.5M
9.7M
4.8M
11 12 13 14 15 16 17 18 19 20 21 22


Lots Auctioned
Sold
Unsold
64
48
32
16
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price **$391,000**

Offering Circular **sec.gov/edgar**

Painting







About Ayako Rokkaku

Ayako Rokkaku (b. 1982, Chiba, Japan) uses painting to fight against the mundanity of adulthood. Her paintings are innocent, imaginative and dreamlike. Intense, vibrant colours swirl together to show fields and flowers. Bug-eyed girls peer from under the paint, or drift through them on clouds. The artist's visual language oscillates between intangible abstract formations and figurative elements. It is clearly inspired by the style of kawaii culture and as rich and limitless as a child's vivid imagination.

INVEST NOW

AYAKO ROKKAKU

b. 1982, JAPAN



$391,000

INITIAL OFFERING

53.4%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

43.1%

ANNUAL APPRECIATION OF RECORD PRICES[3]

50.1%

MEDIAN APPRECIATION OF REPEAT SALES[4]

Acrylic on canvas | 46 × 46 in. (117 × 117 cm.)

Ayako Rokkaku is a self-taught contemporary Japanese artist who was born in 1982 and is known for blending Japanese culture with Western abstraction.

The Artwork is a prime example of Ayako Rokkaku's whimsical finger-painting style, which blurs the line between abstract and representational painting. Her mature style is characterized by her big-eyed cartoon figures floating in colorful dreamlike landscapes, often engulfed in dense cloud formations. The Artwork uses Ayako Rokkaku's signature finger-painting technique, where she moves her whole body to apply acrylic paint directly onto large-scale canvas with her hands. The Artwork illustrates a little figure's face peaking through a cloud formation in the top third of an abstract celestial landscape painting. The vibrant composition is brought to life with layers of finger-painted clouds in shades of pink, blue, purple, green, and red. The artist's auction records are led by Untitled (2017), which sold for $ 1,154,880 (JPY 160,000,000) at SBI Art Auction Co. Ltd on July 16, 2022, Untitled (2021), which sold for $ 1,310,853 (HKD 10,290,000) at Christie's Hong Kong on May 26, 2022, and Untitled (2019), which sold for $ 1,033,761 (HKD 8,115,000) at Philips Hong Kong on June 22, 2022. Auction records for artworks similar in size and style are led by Untitled (2019), which sold for $748,477 at SBI Art Auction Co, Ltd on January 29, 2022, Untitled (2020), which sold for $579,087 at K-Auction on April 27, 2022, and Untitled (2019), which sold for $506,570 at SBI Art Auction Co, Ltd on September 17, 2022.

Ayako Rokkaku has been represented worldwide by Gallery Delaive since 2006. In addition to frequent exhibitions at Gallery Delaive, she has been the subject of exhibitions at museums and galleries around the world, including König Gallery in Berlin (2021), Chiba Prefectural Museum of Art (2021), Museum Jan van der Togt in Amsterdam (2019), Gallery Target in Tokyo (2017), Danubiana Meulensteen Art Museum in Bratislava (2012), and KUNSTHAL Rotterdam (2011), among others. Her artworks are also held in the public collections of the Danubiana Meulensteen Art Museum, Voorlinden Museum in Wassenaar, Netherlands, Gunma Museum of Art in Tatebayashi, Japan, Sehwa Museum of Art in Seoul, and Museum of Contemporary Art in Karuizawa. The artist's popularity in the art market has seen an impressive increase in recent years, achieving eight of her top ten auction records in 2022. As of July 27, 2023, her auction records are led by Untitled (2017), which sold for $1,154,880 (JPY 160,000,000) at SBI Art Auction Co. Ltd on July 16, 2022, followed by Untitled (2021), which sold for $1,310,853 (HKD 10,290,000) at Christie's Hong Kong on May 26, 2022, and Untitled (2019), which sold for $1,033,761 (HKD 8,115,000) at Philips Hong Kong on June 22, 2022.

AS OF AUGUST 1 2023, ROKKAKU'S TOP THREE AUCTION RECORDS ARE LED BY: "UNTITLED" (2017) WHICH SOLD FOR JPY 176,000,000 ($1,270,368) AT SBI ART AUCTION CO, LTD, TOKYO, JAPAN, ON JULY 16, 2022, "UNTITLED" (2021), WHICH SOLD FOR HKD 10,290,000 ($1,044,606) AT CHRISTIE'S, HONG KONG, ON MAY 26, 2022, AND "UNTITLED" (2019), WHICH SOLD FOR HKD 8,115,000 ($828,028) AT PHILLIPS, HONG KONG, ON JUNE 22, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$0.8M
$0.6M
$0.4M
$0.2M
2018
2019
2019
2019
2020
2020
2020
2021
2021
2021
2022
2022
2022
2023

Ayako Rokkaku (b. 1982, Chiba, Japan) is a self-taught contemporary Japanese artist who was born in 1982 in Chiba Prefecture, Japan. After completing her high school education, Rokkaku moved to Tokyo to attend art school at Musashino Art University. In 2003, Rokkaku won the Illustration Prize at KaiKai KiKi's Geisai art fair, a biannual art fair founded by famed Japanese artist, Takashi Murakami. After this, she quickly made a name for herself with her vibrant and colorful paintings, which often incorporate elements of Japanese pop culture and street art. Rokkaku's rise to fame came in the mid-2000s when she began exhibiting her work in Japan and internationally. In 2006 she won the prestigious Akio Goto Prize at the aforementioned Geisai art fair. Her paintings, which blend Japan's kawaii (or cute) culture with Western abstraction, two of her major influences, channel the energy contained in the work of Cy Twombly and Jackson Pollack. Rokkaku's work simultaneously falls within a long lineage of celebrated Japanese artists, and was shown alongside Yayoi Kusama and Yoshitomo Nara at Whitestone Gallery in 2017. Rokkaku's contribution to art history is her ability to seamlessly blend traditional Japanese art techniques with contemporary street art aesthetics and western sensibilities. Her work has been celebrated for its originality, energy, and playfulness. Rokkaku has become one of Japan's most successful contemporary artists, with a dedicated following both in her home country and abroad.





AYAKO ROKKAKU



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The chart above captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Ayako Rokkaku with the following criteria: Square paintings on canvas created since 2016 that measure between 35 inches and 55 inches in size and include at least one figure. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 53.4% CAGR implied from selected sales occurring from October 27, 2018 to November 30, 2022.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Ayako Rokkaku have a record price compound annual growth rate ("CAGR") of 43.1% from November 17, 2007 to December 31, 2022. This calculation is based on (i) a record price of $4,711 on November 17, 2007, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,062,566, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Ayako Rokkaku is 50.1%, which is based on 5 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Ayako Rokkaku was February 25, 2010 and ending on the last date a repeat sale occurred for such artist, which in the case of Ayako Rokkaku was April 28, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.